INDEPENDENT AUDITORS' CONSENT



 We consent to the incorporation by reference in Registration Statement Nos. 33-46550, 33-52630 and 33-53417 on Form S-3 and Registration Statement Nos. 33-50839 and 33-52513 on Form S-4 of Adelphia Communications Corporation of our reports dated June 27, 1994 and April 15, 1994 for Adelphia Communications Corporation and subsidiaries and Olympus Communications, L.P. and subsidiaries, respectively (each of which expresses an unqualified opinion and includes an explanatory paragraph relating to change in method of accounting for income taxes), appearing in this Annual Report on Form 10-K of Adelphia Communications Corporation for the year ended March 31, 1994.




DELOITTE & TOUCHE
Pittsburgh, Pennsylvania

June 27, 1994